Exhibit 97.1
UL SOLUTIONS INC.
CLAWBACK POLICY
Section 1.Purpose and Effective Date.
The purpose of this Clawback Policy (as may be amended from time to time, the “Policy”) is to encourage sound risk management, increase individual accountability and align compensation of Covered Executives (as defined below) with the performance of UL Solutions Inc. (the “Company”). This Policy was previously approved by the Compensation Committee of the Board of Directors of the Company (the “Board”), as then constituted, and was originally effective as of January 1, 2014. This document is a restatement of the Policy and is effective as of the date it is adopted by the Human Capital and Compensation Committee of the Board (the “Committee” and such date, the “Effective Date”). The Policy applies to compensatory arrangements as described herein that current and former Covered Executives of the Company and any of its subsidiaries (each, a “Company Entity”) hold as of the Effective Date and those compensatory arrangements that are approved, awarded or granted to Covered Executives on or after the Effective Date.
Section 2.Administration.
The Committee administers this Policy. Actions of the Committee pursuant to this Policy may be taken by the vote of a majority of its members. The Committee is authorized, subject to the provisions of this Policy, to make such determinations and interpretations and to take such actions in connection with this Policy as it deems necessary or advisable. The Board may, in its sole discretion, at any time and from time to time, administer this Policy, in which case the Board will have all of the authority and responsibility granted to the Committee herein. All determinations and interpretations made by the Committee or the Board will be final, binding, and conclusive.
Section 3.Covered Executives.
This Policy applies to the Company’s current and former Officers (as defined below). In addition, the Committee may designate other employees as Covered Executives (or remove such designation) from time to time, including without limitation any employee who receives equity, equity-based, or comparable incentive awards. Any individual covered by the Policy is a “Covered Executive”.
Section 4.Covered Events.
For purposes of this Policy, a “Covered Event” means the occurrence of any of the following events that the Committee, in its sole discretion, has determined to be appropriate:
(a)The occurrence of an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including any restatement that corrects an error in previously issued financial statements that (i) is material to the previously issued financial statements, or (ii) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), regardless of whether the Covered Executive was responsible for such material noncompliance (a “Material Restatement Event”);
(b)Incentive Compensation was awarded to, or received by, the Covered Executive based on materially inaccurate financial statements or on performance metrics that are materially inaccurately determined, regardless of whether the Covered Executive was responsible for such inaccuracy (an “Inaccurate Metrics Event”);

(c)A failure by the Covered Executive to properly identify, assess or sufficiently raise concerns about risk, including in a supervisory role, that results in a material adverse impact on a Company Entity, any of a Company Entity’s business units or the broader financial system;
(d)An action or omission by the Covered Executive that constitutes a material violation of a Company Entity’s risk policies as in effect from time to time;
(e)An action or omission by the Covered Executive that results in material financial or reputational harm to a Company Entity; or
(f)Fraud.
Section 5.Recoupment.
If the Committee determines that a Covered Event has occurred, the Committee may require the recoupment of all or any portion of the following:
(a)    Any outstanding and unpaid Incentive Compensation, whether vested or unvested, that was awarded to the Covered Executive, and
(b)    Any Incentive Compensation that was paid to and received by the Covered Executive (including gains realized through the exercise of stock options or stock appreciation rights) during the applicable Three-Year Period.
The Committee shall determine, in its sole discretion, the existence and date of a Covered Event and the manner and amount of recoupment (in all cases, in accordance with Section 7 hereof); provided that, notwithstanding the foregoing, (i) if a Material Restatement Event occurs, the Committee shall require all Erroneously Awarded Compensation to be recouped, reasonably promptly, in accordance with one or more methods set forth in Section 7 hereof (unless the Committee has determined that recoupment would be Impracticable); and (ii) if an Inaccurate Metrics Event occurs, the amount of Incentive Compensation subject to recoupment will be limited to the excess portion that the Covered Executive would not have received if such financial statements or performance metrics had been accurate (as determined in the sole discretion of the Committee).
Unless otherwise prohibited by the Applicable Rules, to the extent that Erroneously Awarded Compensation or other amounts are recovered from a Covered Executive and Successors by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or any other clawback, recoupment, forfeiture or similar policies or provisions of a Company Entity, including any policies or provisions of such effect contained in any employment agreement, offer letter, bonus or incentive plan, equity-based plan or award agreement thereunder or similar plan, program or arrangement of a Company Entity or required under applicable law, such amounts that are already recovered from such Covered Executive and Successors shall be credited against the amounts otherwise required to be recovered from such Covered Executive and Successors pursuant to this Policy. Notwithstanding the foregoing, any recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or Company Entity policy, including termination of employment.
Section 6.Incentive Compensation.
For purposes of this Policy, this Policy covers any bonus, equity or equity-based award, or other incentive compensation granted to a Covered Executive (“Incentive Compensation”). For the avoidance of doubt, the following is not Incentive Compensation: salary, tax-qualified retirement benefits, compensation arising from reasonable relocation or expatriate expenses, elective deferrals of salary, programs provided to salaried employees generally in which the level of benefits is not determined by the employee’s level of compensation, and non-taxable or de minimis fringe benefits, in each case as determined by the Committee.
Section 7.Method of Recoupment.
The Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder in accordance with applicable law (including, to the extent applicable, the Applicable Rules). Such method may include, without limitation:
(a)     requiring repayment of cash Incentive Compensation previously paid;
(b)     seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c)     offsetting the recouped amount from any compensation otherwise owed by a Company Entity to the Covered Executive;
(d)     cancelling outstanding vested or unvested equity awards; and/or
(e)     taking any other remedial and recovery action permitted by applicable law, as determined by the Committee.
Section 8.Indemnification.
(a)The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.
(b)No member of the Board or employee of a Company Entity exercising such person’s responsibilities under this Policy (each such person, an “Indemnitee”) will have liability to any person for any action taken or omitted to be taken or any determination made in good faith with respect to this Policy. Each Indemnitee will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnitee in connection with or resulting from any action, suit or proceeding to which such Indemnitee may be a party or in which such Indemnitee may be involved by reason of any action taken or omitted to be taken under this Policy and against and from any and all amounts paid by such Indemnitee, with the Company’s approval, in settlement thereof, or paid by such Indemnitee in satisfaction of any judgment in any such action, suit or proceeding against such Indemnitee, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification will not be available to an Indemnitee to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Indemnitee giving rise to the indemnification claim resulted from such Indemnitee’s bad faith, fraud, or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Indemnitees may be entitled under the Company’s Amended and Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
Section 9.Interpretation.
The Committee shall interpret and construe this Policy and make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with Applicable Rules.

Section 10.Amendment; Termination.
The Committee may terminate this Policy at any time. The Committee may also, from time to time, suspend, discontinue, revise or amend this Policy in any respect whatsoever. Nothing in this Policy will be deemed to limit or restrict the Company from providing for forfeiture and/or repayment of compensation (including Incentive Compensation) under circumstances not set forth in this Policy.
Section 11.Other Recoupment Rights.
The Committee intends that this Policy be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Section 12.Impracticability.
The Company shall not seek to recover any excess Incentive Compensation if the Committee determines that such recovery would be Impracticable.
Section 13.Successors.
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives (collectively, “Covered Executives and Successors”).
Section 14.Implementation.
To implement this Policy for any Covered Executive, all awards under an Incentive Compensation plan, program, or agreement (or the plan, program or arrangement itself) with respect to such Covered Executive may, but need not, include language explicitly subjecting such Incentive Compensation to this Policy.
Section 15.Limitations.
The authority established pursuant to this Policy shall be limited to the extent that it would violate any applicable law or government regulation or, unless otherwise required by applicable law or government regulation, (a) result in substantial adverse tax or accounting consequences for a Company Entity, (b) prejudice a Company Entity’s interests in any related proceeding or investigation, or (c) reasonably result in expenses that exceed the amount that would be forfeited and/or recouped in exercising such authority. In each case, the Committee will determine the extent of such limitation in its sole discretion.
Section 16.Definitions.
(a)“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.

(b)“Erroneously Awarded Compensation” means the amount of Incentive Compensation that:
(i)is granted, earned or vested based wholly or in part on the attainment of one or more Financial Reporting Measures and received on or after October 2, 2023 by a person (A) after such person began service as an Officer, (B) who served as an Officer at any time during the performance period for that compensation, (C) while the Company has a class of its securities listed on a national securities exchange or association, and (D) during the applicable Three-Year Period; and
(ii)exceeds the amount of Incentive Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with Applicable Rules.
(c)“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock or share price and total equityholder return.
(d)“GAAP” means United States generally accepted accounting principles.
(e)“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.
(f)“Impracticable” means:
(i)the direct costs (including attorneys’ fees) paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (A) made reasonable attempts to recover the Erroneously Awarded Compensation, (B) documented such attempt(s), and (C) provided such documentation to the relevant listing exchange or association;
(ii)to the extent permitted by the Applicable Rules, the recovery would violate the Company’s home country laws pursuant to an opinion of home country counsel; provided that the Company has (A) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such violation, and (B) provided such opinion to the relevant listing exchange or association; or
(iii)recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
(g)“Officer” means each person who serves as an executive officer of the Company, as determined by the Committee in accordance with Section 10D of the Securities Exchange Act of 1934, as amended, and the listing standards of the national securities exchange on which the Company’s securities are listed.
(h)“Three-Year Period” means:
(i)with respect to any Covered Event described in Sections 4(b) through 4(f), the three-year period preceding the date on which the Covered Event is identified by the Company; or

(ii)with respect to a Material Restatement Event (as defined in Section 4(a)), the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.